Exhibit 10.1

Execution Version

$400,000,000

INTERIM LOAN AGREEMENT

Dated as of March 23, 2015

among

TENET HEALTHCARE CORPORATION,

as Borrower

and

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,

as Administrative Agent

* * *

BARCLAYS BANK PLC

as Sole Lead Arranger and Sole Bookrunner

* * *

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 4.2	-	Consents
Schedule 4.3(a)	-	Domestic Hospital Subsidiaries
Schedule 4.3(b)	-	Borrower Information
Schedule 4.8	-	Taxes
Schedule 8.1	-	Existing Liens
EXHIBITS
Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Committed Loan Notice
Exhibit C	-	Form of Guaranty
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate
Exhibit E	-	Form of Note

-iv-

INTERIM LOAN AGREEMENT, dated as of March 23, 2015, among TENET HEALTHCARE CORPORATION, a Nevada corporation (the “Borrower”), each Person from time to time party hereto as a lender (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

WHEREAS, the proceeds of the Loans made on the Loan Funding Date will be used to reduce outstandings under the Existing Credit Agreement (each such term as defined below).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2014 10-K” means the Borrower’s Report on Form 10-K with respect to the Fiscal Year ended December 31, 2014, filed with the SEC in accordance with the Exchange Act.

“Additional Secured Debt Designation” means the Additional Secured Debt Designation executed and delivered by the Borrower to the Collateral Agent on March 23, 2015.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

“Agreement” means this Interim Loan Agreement.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means with respect to any Loan of any Type, the interest rate per annum for such Loan determined in accordance with the following:

Time Period	Base Rate Loans	LIBOR Loans
Effective Date to but excluding July 23, 2015	2.50%	3.50%
July 23, 2015 to but excluding September 23, 2015	2.75%	3.75%
September 23, 2015 to but excluding December 23, 2015	3.00%	4.00%
December 23, 2015 and thereafter	3.25%	4.25%

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Stock Pledge Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund engaged in investing in commercial loans that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arranger” means Barclays Bank PLC in its capacity as sole lead arranger and sole bookrunner.

“Asset Disposition” means any sale, lease, transfer or other voluntary disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (i) any shares of Capital Stock of a Subsidiary of the Borrower (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or one of its Subsidiaries); (ii) all or substantially all the assets of any division or line of business of the Borrower or any of its Subsidiaries; or (iii) any other assets of the Borrower or any of its Subsidiaries outside of the ordinary course of business of the Borrower or such Subsidiary.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and, to the extent required by Section 11.2 (Assignments and Participations), the Borrower, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Attributable Indebtedness” when used in connection with a Sale and Lease-Back Transaction, means, as of the date of determination, (i) as to any capitalized lease obligations, the liability related thereto set forth on the consolidated balance sheet of the Borrower and (ii) as to any operating lease, the present value (discounted at the rate per annum equal to the rate of interest set forth or implicit in the term of the lease, as determined in good faith by the Board of Directors of the Borrower) of the total obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which an option to extend such lease has been exercised).

“Barclays” has the meaning specified in the preamble to this Agreement.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent);

(b) the Federal Funds Rate plus 0.50% per annum; and

(c) the Eurodollar Rate giving effect to the minimum rate set forth in the definition thereof for a one month Interest Period commencing on such date (or, if such date is not a Business Day, the preceding Business Day) plus 1.00% per annum.

Any change in the Base Rate due to a change in Barclay’s prime rate, the Federal Funds Rate or the Eurodollar Rate shall become effective on the date of change.

“Base Rate Loan” means any Loan during any period in which it bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means Loans of the same Type made, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b) (Capital Adequacy), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person; (2) the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power of the Borrower’s Voting Stock; (3) the Borrower merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Borrower is reclassified into or exchanged for other Voting Stock of the Borrower or for Voting Stock of the surviving Person, and (B) the holders of the Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Borrower or the surviving Person immediately after such transaction as before the transaction or (4) the first day on which a majority of the Board of Directors of the Borrower are not Continuing Directors.

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A. or any successor thereto, acting in its capacity as collateral trustee, pursuant to the Collateral Trust Agreement.

“Collateral Documents” means the Stock Pledge Agreement (as it relates to this Agreement), the Collateral Trust Agreement (as it relates to this Agreement) and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of May 3, 2009, by and among the Borrower, the other pledgors party thereto, the Collateral Agent and the senior debt representatives from time to time party thereto, as amended, supplemented or otherwise modified prior to the date hereof, and as further supplemented by the Additional Senior Debt Designation and the Collateral Trust Joinder – Additional Secured Debt.

“Collateral Trust Joinder – Additional Secured Debt” means the Collateral Trust Joinder – Additional Secured Debt, executed and delivered as of the date hereof by The Bank of New York Mellon Trust Company, N.A., as Junior Stock Lien Representative, to the Collateral Agent.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower on the Loan Funding Date pursuant to Section 2.1 (The Loans) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the date hereof, the aggregate principal amount of the Commitments is $400,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing Loans pursuant to Section 2.2(b), (b) a Conversion of Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.11(a) (Conversion/Continuation Option) which, if initially given in writing or when confirmed in writing after telephonic notice has been given, shall be substantially in the form of Exhibit B (Form of Committed Loan Notice).

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) attributable to the shareholders of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with the Borrower for financial reporting purposes.

“Consolidated Total Assets” means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as the total assets of the Borrower and its Consolidated Subsidiaries.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (1) was a member of such Board of Directors on the date of this Agreement or (2) was nominated for election or elected to such Board of Directors with the approval of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Convert,” “Conversion” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.10 (Additional Collateral and Guarantees) or that is a Subsidiary of any of them, (a) the full legal name of such Loan Party, (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Loan Party, (c) the location of such Loan Party’s chief executive office (or sole place of business) and (d) the percentage of shares outstanding of each class of such Person’s Capital Stock owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Debt” means, with respect to any specified Person, any debt of such Person in respect of borrowed money, including Guarantees related thereto.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Hospital Subsidiary” means each of the Borrower’s current and future direct and indirect Subsidiaries organized in a jurisdiction in the United States that (i) owns or operates a hospital or (ii) has a direct or indirect equity ownership interest in a Subsidiary that owns or operates a hospital, other than, in each of the cases set forth in clauses (i) and (ii), above, any such Subsidiary that is a non-wholly-owned Subsidiary if the Constituent Documents thereof or related joint venture or similar agreements, or applicable law, would (A) prohibit the pledge of the Capital Stock of such Subsidiary without consent of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) or (B) upon the making of such pledge, trigger in favor of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) rights in respect of the Capital Stock of such Subsidiary.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication, (i) losses from discontinued operations, (ii) any provision for income taxes, (iii) any loss from the sale of facilities and long term investments, (iv) any net income attributable to noncontrolling interests, (v) Interest Expense, (vi) losses from extraordinary items or from the early extinguishment of debt, (vii) impairments of long-lived assets and goodwill and restructuring charges, (viii) depreciation and amortization expenses and (ix) stock based compensation expense minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) the cumulative effect (positive or negative, as the case may be) of changes in accounting principle, (ii) income from discontinued operations, (iii) any net credit for taxes, (iv) any income from the sale of facilities and long term investments, (v) any net loss attributable to noncontrolling interests and (vi) income from extraordinary items or from the early extinguishment of debt.

“Effective Date” has the meaning assigned to such term in Section 3.1 (Conditions to Effectiveness).

“Eligible Assignee” means any Person other than (i) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (ii) the Borrower or any of its Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Group Member, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Group Member.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control or treated as a single employer with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or the treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirement of Law to qualify thereunder or (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the Reuters Screen LIBOR01 Page (or any substitute or successor page or service) for any Interest Period or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London Interbank Offered Rate for deposits for such Interest Period; provided, however, that in no event shall the Eurodollar Rate for any Interest Period be less than 1.00% per annum.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any other connection between such Lender or agent and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, and/or enforcing, any Loan Document, (ii) any branch profits Taxes imposed by the United States under

Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iii) in the case of a Lender (other than an assignee pursuant to a request by Borrower under Section 2.17 (Substitution of Lenders)), any U.S. federal withholding Tax that is imposed pursuant to any law in effect at the time the Lender becomes a party to this Agreement, or designates a new Applicable Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts or indemnification payments from the Borrower or Guarantor with respect to such withholding Tax pursuant to Section 2.16(Taxes), (iv) any withholding Taxes attributable to the failure of such agent or Lender to deliver the documentation required to be delivered pursuant to Section 2.16, and (v) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means the amended and restated credit agreement dated as of October 19, 2010 among the Borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and the other parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith (in each case, as amended, restated, modified, supplemented, renewed, replaced or refinanced in whole or in part, from time to time).

“Existing LC Facility” means the Letter of Credit Facility Agreement dated as of March 7, 2014 among the Borrower, the LC participants and issuers party thereto and Barclays Bank PLC, as administrative agent (as amended, restated, modified, supplemented, renewed, replaced or refinanced in whole or in part, from time to time).

“Facility” means the Commitments and the provisions herein related to the Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b) of the Code, of as of the date of this Agreement (or any amended or successor version described above).

“Fee Letter” means the letter agreement dated as of March 23, 2015 among the Borrower, the Administrative Agent and the Arranger.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Financial Statements” means the financial statements of the Group Members referred to in Section 4.4 (Financial Statements) or delivered pursuant to Section 6.1 (Financial Statements).

“First-Priority Lien Obligations” shall have the meaning assigned to such term under the Collateral Trust Agreement.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination, subject to Section 1.3 (Accounting Terms and Principles).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Group Member” means, collectively, the Borrower and its Subsidiaries.

“Group Members’ Accountants” means Deloitte & Touche LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt.

“Guarantor” means each of the Borrower’s current and future direct and indirect Subsidiaries organized in a jurisdiction in the United States that (i) owns or operates a hospital or (ii) has a direct or indirect equity ownership interest in a Subsidiary that owns or operates a hospital, other than, in each of the cases (i) and (ii), any such Subsidiary that is a non-wholly-owned Subsidiary if the Constituent Documents thereof or related joint venture or similar agreements, or applicable law, would (A) prohibit the entering into the Guaranty without the consent of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) or (B) upon the entry into the Guaranty, trigger in favor of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) rights in respect of the Capital Stock of such Subsidiary.

“Guaranty” means a guaranty, in substantially the form of Exhibit C (Form of Guaranty), executed by the Guarantors.

“Health Care Laws” means all relevant federal and state laws regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), Medicare (Title XVIII of the Social Security Act), Medicaid (Title

XIX of the Social Security Act), and any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates kickbacks, patient or program charges, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation, or any other aspect of providing health care.

“Indemnified Matters” has the meaning specified in Section 11.4 (Indemnities).

“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Indentures” means, collectively, (i) the Indenture, dated as of November 6, 2001 (as amended and supplemented from time to time), between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee, and (ii) the Indenture, dated as of September 27, 2013 (as amended and supplemented from time to time), between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee, in each case with respect to the Borrower’s Secured Notes, as applicable.

“Interest Expense” means, for any period, the consolidated total interest expense of the Borrower and its Consolidated Subsidiaries for such period plus interest capitalized during such period in accordance with GAAP.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one week or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice given to the Administrative Agent pursuant to Section 2.2 (Borrowing and Loans) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one week or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice given to the Administrative Agent pursuant to Section 2.2(Borrowing and Loans); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period that ends after the Maturity Date; and

(iv) there shall be outstanding at any one time no more than four (4) Interest Periods in the aggregate.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Junior Stock Lien Representative” means, in the case of any Series of Junior Stock Secured Debt, the trustee, agent or representative of the holders of such Series of Junior Stock Secured Debt who maintains the transfer register for such Series of Junior Stock Secured Debt and (A) is appointed as a Junior Stock Lien Representative (for purposes related to the administration of the Stock Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Stock Secured Debt, together with its successors in such capacity and (B) has executed a Collateral Trust Joinder – Additional Secured Debt.

“Junior Stock Secured Debt” shall have the meaning assigned to such term in the Collateral Trust Agreement.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Lender” has the meaning specified in the preamble to this Agreement.

“Liens” means liens, mortgages, pledges, charges, security interests or other encumbrances.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Commitment Termination Date” means the earlier of (a) 5:00 New York City time on March 25, 2015 and (b) the Loan Funding Date (immediately after the making of the Loans on such date).

“Loan Funding Date” means the date on which the Loans are made pursuant to Section 2.1 (the Loans).

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower and each Guarantor.

“Material Adverse Change” means a material adverse change in any of (a) the business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maturity Date” means March 22, 2016.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Effective Date in cash or Cash Equivalents from any Specified Debt Incurrence, net of the transaction fees, costs and expenses paid or payable by the Borrower and its Subsidiaries in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit E (Form of Note), as may be amended, supplemented or modified from time to time.

“Obligations” means all principal, interest and fees payable with respect to the Loans and all other amounts, obligations, covenants and duties owing by the Borrower or any Guarantor to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower or any Guarantor under this Agreement and any other Loan Document and shall include all interest, fees and other monetary obligations which, but for the filing of a petition in bankruptcy with respect to the Borrower or any Guarantor, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower or any Guarantor for such interest in the related bankruptcy proceeding.

“OFAC” has the meaning specified in Section 4.20 (OFAC).

“Other Secured Debt” has the meaning specified in Section 8.1 (Liens).

“Other Taxes” has the meaning specified in Section 2.16 (Taxes).

“Participant” has the meaning specified in Section 11.2(f) (Assignments and Participation).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. § 5318 et seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance, accreditation or permission required from a Governmental Authority under an applicable Requirement of Law or any accrediting organization.

“Permitted Credit Agreement Debt” means Debt outstanding under the Existing Credit Agreement in an aggregate principal amount not to exceed $1,000.0 million.

“Permitted Prior Liens” shall have the meaning assigned to such term under the Collateral Trust Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge Amendment” has the meaning specified in the definition of “Stock Pledge Agreement”.

“Pledgors” has the meaning specified in the definition of “Stock Pledge Agreement.”

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the unused Commitment and outstanding Loans of such Lender by (b) the aggregate unused Commitments and outstanding Loans of all Lenders.

“Refinance” means, in respect of Debt, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay or to issue or incur other Debt, in exchange or replacement for, such Debt, in each case in whole or in part. Refinance and Refinancing shall have correlative meanings.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Obligations).

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) total outstanding Loans and (b) aggregate unused Commitments.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Sale and Lease-Back Transaction” means any arrangement with any Person (other than the Borrower or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Borrower or a Subsidiary for a period of more than three years of any hospital that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person (other than the Borrower or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means Debt secured by a Lien upon the property or assets of the Borrower or any of its direct or indirect Subsidiaries.

“Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Secured Debt to (b) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date. In the event that the Borrower or any of its Subsidiaries issues, incurs, creates, assumes, guarantees, redeems, retires or extinguishes any Secured Debt (other than Secured Debt incurred under any revolving credit facility unless such Secured Debt has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Debt Ratio is made (for purposes of this definition, the “Calculation Date”), then the Secured Debt Ratio shall be calculated giving pro forma effect to such issuance, incurrence, creation, assumption, guarantee, redemption, retirement or extinguishment of Secured Debt, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated Secured Debt obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in accordance with Regulation S-X under the Securities Act of 1933, as amended, as determined in good faith by a responsible financial or accounting officer of the Borrower. For purposes of making the computation referred to above, any Secured Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the amount of such Secured Debt outstanding on the Calculation Date.

“Secured Notes” means each of the Borrower’s (i) 6.25% Senior Secured Notes due 2018, (ii) 4.75% Senior Secured Notes due 2020, (iii) 6.00% Senior Secured Notes due 2020, (iv) 4.50% Senior Secured Notes due 2021 and (v) 4.375% Senior Secured Notes due 2021.

“Secured Parties” means the Lenders, the Administrative Agent and any other holder of any Obligation.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Series of Junior Stock Secured Debt” has the meaning specified in the Collateral Trust Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Specified Acquisition” means the series of transactions consummated pursuant to (i) the Contribution and Purchase Agreement, dated as of the date hereof, by the Borrower, USPI Group Holdings, Inc., a Delaware corporation, Ulysses JV Holding I LLC, a Delaware limited liability corporation, Ulysses JV Holding II LLC, a Delaware limited liability corporation, and BB Blue Holdings, Inc., a Delaware corporation, following which the Borrower will own 50.1% of the fully diluted equity interests of BB Blue Holdings, Inc. and (ii) the Share Purchase Agreement, dated as of the date hereof, by Tenet HealthSystem Medical, Inc., a Delaware corporation (“HealthSystem”) and a subsidiary of the Borrower, WCAS X Aspen UK LP and the other sellers party thereto, following which HealthSystem Medical, Inc. will own 100% of the issued A shares, B1 shares and B2 shares in the capital of European Surgical Partners Ltd, a company incorporated in England.

“Specified Acquisition Debt” means any interim loan financing incurred to finance, in whole or in part, the Specified Acquisition.

“Specified Debt Incurrence” means any incurrence of Debt by Group Member in the form of term loans or debt securities other than (i) Debt owing to the Borrower or any Subsidiary, (ii) any Specified Acquisition Debt or (iii) other Debt not included in clauses (i) and (ii) above in an aggregate principal amount not to exceed $50,000,000.

“Stock Lien Security Documents” has the meaning specified in the Collateral Trust Agreement.

“Stock Pledge Agreement” means, the Stock Pledge Agreement, dated as of March 3, 2009, by and among the Borrower, the other pledgors party thereto from time to time (together with the Borrower, the “Pledgors”) and The Bank of New York Mellon Trust Company, N.A., as amended, supplemented or otherwise modified prior to the date hereof, and as further amended by the Fourth Amendment to Stock Pledge Agreement, dated as of March 23, 2015 (the “Pledge Amendment”), by and among the Borrower, the Pledgors and The Bank of New York Mellon Trust Company, N.A.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, managing members or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title IV Plan” means a pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trust Indenture Act” has the meaning specified in Section 10.1(d) (Authorization and Action).

“Type” means, with respect to a Loan, its status as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“U.S. Lender” means each Lender that is a Domestic Person.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person

Section 1.2	Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3	Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenant)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Group Member’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenant) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP, including proposed changes in GAAP with respect to the treatment of operating leases and capital leases, that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenant) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4	Conversion of Foreign Currencies

(a) Debt. Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Debt is reflected.

(b) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5	Certain Terms

(a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Barclays in Section 10.4 (The Administrative Agent Individually) shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1	The Loans

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars (each such loan, a “Loan”) to the Borrower on a single date on or prior to the Loan Commitment Termination Date, in an amount equal to the amount of such Lender’s Commitment. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. The Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

Section 2.2	Borrowings of Loans

(a) Each Borrowing shall be either Base Rate Loans or Eurodollar Rate Loans as the Borrower may request subject to and in accordance with this Section 2.2. Subject to the other provisions of this Section 2.2, Borrowings of more than one Type may be incurred at the same time.

(b) Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any such Borrowing of Eurodollar Rate Loans (except to the extent such notice is for a Borrowing of Eurodollar Rate Loans on the Loan Funding Date in which case, such notice must be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the requested date of any such Borrowing of Eurodollar Rate Loans), and (ii) 11:00 a.m. one Business Day prior to the requested date of any such Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice delivered pursuant to this Section 2.2(b) (whether telephonic or written) shall specify (i) the requested amount of the Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans to be borrowed, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as a Base Rate Loans. If the Borrower requests a Borrowing of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 3.1 (Conditions to Effectiveness), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d) During the existence of an Event of Default, no Eurodollar Rate Loans may be requested without the consent of the Requisite Lenders.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

Section 2.3	[Reserved]

Section 2.4	[Reserved]

Section 2.5	Repayment of Loans

The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.6	[Reserved]

Section 2.7	Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Debt of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified a Special Purpose Vehicle as such to the Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership in which such Lender shall register by book entry (i) the name and address of each such participant and Special Purpose Vehicle (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant and Special Purpose Vehicle in any Obligation, in any Commitment and in any right to receive payment hereunder.

(b) (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in each Loan and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative

Agent, acting as a non-fiduciary agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the Type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s, share thereof, if applicable.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender, for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit E (Form of Note).

Section 2.8	Optional Prepayments

The Borrower may prepay the outstanding principal amount of the Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(d) (Breakage Costs).

Section 2.9	Mandatory Prepayments

In the event that any Group Member receives following the Effective Date any Net Cash Proceeds of any Specified Debt Incurrence, the Borrower shall, not later than the fifth Business Day following the receipt of such Net Cash Proceeds, prepay the Loans of each Lender on a pro rata basis in an aggregate amount equal to the amount of such Net Cash Proceeds.

Section 2.10	Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Loans that are Base Rate Loans; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter commencing on the first such day following the making of such Base Rate Loan, (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan and (C) upon payment in full of all Loans (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, upon the occurrence of an Event of Default specified in Section 9.1(a), (b), or (f) (Events of Default) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall, commencing on the date when the applicable Event of Default first occurred bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11	Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of (x) at least $1,000,000 or an integral multiple of $1,000,000 in excess thereof or (y) the outstanding principal amount of the Loans. Each conversion or continuation shall be allocated pro rata among the Lenders in accordance with the respective principal amount of the Loans being converted or continued. Each such election shall be in substantially the form of Exhibit B (Form of Committed Loan Notice) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and Type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall give to each Lender a notice by not later than 2:00 p.m. (New York time) on the date a Committed Loan Notice has been delivered to the Administrative Agent pursuant to Section 2.11(a) above of the Administrative Agent’s receipt of such Committed Loan Notice and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Committed Loan Notice from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Committed Loan Notice shall be irrevocable.

Section 2.12	Fees

(a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Administrative Agent for the account of each Lender on each of July 23, 2015, September 23, 2015, December 23, 2015 and on the Maturity Date, a fee equal to 0.25% of such Lender’s Loan that remains outstanding on such date.

Section 2.13	Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in Dollars to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) below for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(c) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy), or Section 2.16 (Taxes) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall, at the option of the Administrative Agent, be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of interest accruing at the Base Rate, 365 days or 366 days, as applicable), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by the Borrower of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. Unless otherwise specified by the Borrower, all repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for (i) payments and other amounts received by the Administrative Agent for its own account or (ii) payments and other amounts received pursuant to Section 2.09 (Mandatory Prepayments), which such payments and other amounts shall be applied in accordance with the terms of such Section, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates.

Section 2.14	Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate than being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(d) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Committed Loan Notice given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement setting forth in reasonable detail the basis for the amount so determined as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15	Capital Adequacy

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, or similar requirement (including any compulsory loan requirement, insurance charge or similar assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans; or

(iii) subject any Lender to any Taxes (other than (A) Indemnified Taxes that are indemnified under Section 2.16 (Taxes) and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making a Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made or held, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16	Taxes

(a) Except as required by applicable law, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes. If any applicable law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as may be necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.16), such Lender (or the Administrative Agent, in the case of a payment received by the Administrative Agent for its own account) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, each Loan Party agrees to pay any present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) payable or paid by (or required to be withheld or deducted from a payment to) such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. This indemnification shall be made within 10 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f) Each Lender that is entitled to an exemption from withholding Tax, or that is subject to such Tax at a reduced rate, shall provide the Administrative Agent and the Borrower, at the time or times reasonably requested by the Administrative Agent or the Borrower, properly completed and executed documentation certifying as to such Lender’s entitlement to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.16(f)), obsolete, expired or inaccurate in any material respect, promptly provide Administrative Agent and the Borrower with updated or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Borrower) or promptly notify the Administrative Agent and the Borrower in writing of its inability to do so.

Without limiting the foregoing,

(i) Each Non-U.S. Lender shall deliver to the Administrative Agent and the Borrower, on or before the date on which it becomes a party to this Agreement, two completed originals of each of the following, as applicable:

(A) IRS Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (B) IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, (1) IRS Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and (2) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), (D) to the extent a Non-U.S. Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming exemption from U.S. withholding tax under the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner, or (E) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to any payments to be made to such Non-U.S. Lender under the Loan Documents.

(ii) Each U.S. Lender shall provide the Administrative Agent and the Borrower, on or before the date on which it becomes a party to this Agreement, with two completed originals of IRS Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with their obligations under FATCA, to determine whether or not such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provision of this Section 2.16(f), no Lender shall be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

Section 2.17	Substitution of Lenders

(a) In the event that (i) any Lender makes a claim under Section 2.15 (Capital Adequacy), (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(c) (Illegality) or (iii) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time following the occurrence of any of the events described in clauses (i) through (iii) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which, pursuant to Section 11.5 (Limitation of Liability), do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the latest of (i) the receipt by the Affected Lender of its portion of Loans outstanding owing to such Lender, together with any other Obligations then due and owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions to Effectiveness

The effectiveness of this Agreement and the obligation of each Lender to make the Loans requested to be made by it on the Loan Funding Date shall be subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent (the date on which such conditions are satisfied or waived being herein called the “Effective Date”).

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Effective Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Loan Funding Date, in respect of the Committed Loan Notice for such Eurodollar Rate Loans, at least two Business Days prior to the Loan Funding Date) each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, duly executed and delivered by the Borrower;

(ii) the Guaranty, duly executed by each Guarantor;

(iii) (x) Pledge Amendment, duly executed by the Borrower and each Pledgor and The Bank of New York Mellon Trust Company, N.A., and (y) the Additional Secured Debt Designation, duly executed by the Borrower and the Collateral Agent, in each case, in the form previously provided to the Administrative Agent and Lenders;

(iv) evidence satisfactory to the Administrative Agent that the Collateral Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest in the Collateral;

(v) [reserved];

(vi) a favorable opinion of (A) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, (B) counsel to the Loan Parties in Nevada and (C) Deputy General Counsel of the Borrower, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(vii) [reserved];

(viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification (other than for Tenet 100 Medical Center Slidell, L.L.C. (formerly known as NorthShore Regional Medical Center, L.L.C. which, as the date hereof, does not have bylaws or equivalent documents)), (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) the certificate of incorporation (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification;

(ix) the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act as is reasonably requested in writing by the Administrative Agent at least five Business Days prior to the date hereof;

(x) a certificate of a Responsible Officer to the effect that (A) the Loan Parties, taken as a whole, are Solvent on the Effective Date, (B) the condition set forth in Section 3.1(d) has been satisfied and (C) no action, suit, investigation, litigation or proceeding not disclosed in the 2014 10-K has been commenced against any Loan Party or any of its Subsidiaries that (x) could have a Material Adverse Effect or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facility or the transactions contemplated hereby;

(xi) the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof; and

(xii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) [reserved].

(c) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Arranger, the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Effective

Date (including but not limited to all such fees described in Section 2.12 (Fees) that are payable on the Effective Date and all such fees described in the Fee Letter); provided however, that such fees and expenses may be netted from the Borrowing to be made on the Loan Funding Date and this condition precedent shall be satisfied upon the submission of an irrevocable authorization by the Borrower to the Administrative Agent permitting the netting of an amount that is equal to the fees and expenses required to be paid pursuant to this Section 3.1(c). The Borrower hereby irrevocably authorizes the Administrative Agent to net such amount from the Borrowing to be made on the Loan Funding Date.

(d) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(e) No Legal Impediments. The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Committed Loan Notice and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (d) above on the date of the making of such Loan.

Section 3.2	Determinations of Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions to Effectiveness), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing hereunder specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Loan Funding Date.

Section 4.1	Corporate Existence; Compliance with Law

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law (including all Health Care Laws) except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect, (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect, and (g) is in compliance in all material respects with all laws relating to terrorism or money laundering, including the Patriot Act.

Section 4.2	Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions Precedent), will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene or violate such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions to Effectiveness), and each of which on the Effective Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3	Subsidiaries; Borrower Information

(a) Set forth on Schedule 4.3(a) (Domestic Hospital Subsidiaries) is a complete and accurate list showing, as of the Effective Date, all Domestic Hospital Subsidiaries of the Borrower and, as to each such Domestic Hospital Subsidiary, the jurisdiction of its organization. No Capital Stock of any Guarantor is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Capital Stock of each Guarantor owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Guarantor, free and clear of all Liens (other than Liens permitted pursuant to Section 8.1 (Liens)), options, warrants, rights of conversion or purchase or any similar rights.

(b) Schedule 4.3(b) (Borrower Information) sets forth as of the Effective Date the name, address of principal place of business and tax identification number of the Borrower.

Section 4.4	Financial Statements

The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2014, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

Section 4.5	Material Adverse Change

Since December 31, 2014, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6	Solvency

Both before and after giving effect to (a) the Loans to be made on the Effective Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, taken as a whole, are Solvent.

Section 4.7	Litigation

Except as disclosed in the 2014 10-K, there are no pending or, to the knowledge of any Group Member, threatened actions, investigations, litigations, or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, (x) could not have a Material Adverse Effect or (y) do not restrain, prevent or impose or can reasonably be expected to impose materially adverse conditions upon the Facility or the transactions contemplated hereby. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8	Taxes

(a) All federal, and other material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. Except as disclosed on Schedule 4.8 (Taxes), no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. The Borrower and each of its Tax Affiliates have complied in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) Except as disclosed on Schedule 4.8 (Taxes), none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

Section 4.9	Full Disclosure

The information prepared or furnished by or on behalf of any Group Member in connection with this Agreement or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not materially misleading in light of the circumstances under which such statements were made.

Section 4.10	Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in violation of Regulation T, U or X of the Federal Reserve Board.

Section 4.11	No Burdensome Restrictions; No Defaults

(a) No Group Member (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.1 (Liens)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) No Group Member is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12	Investment Company Act

No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13	[Reserved]

Section 4.14	Use of Proceeds

The proceeds of the Loans made on the Loan Funding Date will be used by the Borrower solely (a) to repay outstanding loans under the Existing Credit Agreement and (b) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Borrower will not utilize the proceeds of any Loan in violation of the Foreign Corrupt Practices Act of 1977, as amended and no proceeds of any Loan will be used directly or indirectly to acquire any such margin stock or in violation of Regulation T, U or X of the Federal Reserve Board.

Section 4.15	Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.16	Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Group Member, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to any Group Member’s knowledge, threatened, against or involving any Group Member, nor are there any arbitrations or grievances threatened involving any Group Member, other than those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.17	ERISA

(a) Except for those that would not, in the aggregate, have a Material Adverse Effect, (i) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or, to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any liability and (iii) no ERISA Event is reasonably expected to occur.

(b) On the date of this Agreement, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

Section 4.18	Environmental Matters

The operations of each Group Member have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.

Section 4.19	Intellectual Property

Each Group Member owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights that are necessary for the operations of its respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of any Group Member, that would result in a Material Adverse Effect. To the knowledge of each Group Member, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any Group Member infringes upon or conflicts with any rights owned by any other Person that would result in a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.20	Collateral Documents

The Collateral Documents create in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the making of the filings contemplated in the Collateral Documents and/or the obtaining of “control” (as defined in the UCC) of the Collateral under the Collateral Documents, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior in right to all other Liens on the Collateral except for (i) Liens securing any First-Priority Lien Obligations and (ii) Permitted Prior Liens having priority over the Collateral Trustee’s Lien by operation of law or otherwise as permitted by this Agreement

Section 4.21	OFAC

No Group Member is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Borrower will not directly or indirectly use the proceeds of any Loan hereunder or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

ARTICLE V

FINANCIAL COVENANT

The Borrower agrees with the Lenders and the Administrative Agent, as long as any Obligation (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing, the Borrower will not permit the Secured Debt Ratio on the last day of any Fiscal Quarter of the Borrower to exceed 4.25 to 1.0.

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1	Financial Statements

The Borrower shall furnish to the Administrative Agent (unless delivered electronically, with sufficient copies for each of the Lenders) each of the following:

(a) Quarterly Reports. Within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending March 31, 2015, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form (i) the figures of its Consolidated statement of income for the corresponding period in the prior year and (ii) the figures of its Consolidated statement of income and cash flow for that portion of the prior Fiscal Year ending as of the close of such quarter in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2015, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Group Member’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Group Member’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Group Member’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the financial statements of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Article V (Financial Covenant) has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

(c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining (1) the Secured Debt Ratio as of the last day of such period and (2) demonstrating, to the extent required, compliance with the financial covenant contained in Article V (Financial Covenant) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Stock Pledge Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(e) [Reserved].

(f) [Reserved].

(g) Deemed Delivery. Information required to be delivered pursuant to clauses (a) and (b) of this Section 6.1 or Section 6.5 (SEC Filings) shall be deemed to have been delivered on the date on which the Borrower posts such information on the Borrower’s website on the Internet at http://www.tenethealth.com/, at www.sec.gov/ or at another website identified in a written notice to the Administrative Agent and the Lenders and accessible by the Administrative Agent and the Lenders without charge; provided, however, that the Borrower shall deliver electronic or paper copies of the information required to be delivered pursuant to clauses (a) and (b) to the Administrative Agent promptly thereafter.

Section 6.2	Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3	Litigation

Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting any Group Member that in the reasonable judgment of the Borrower, would have a Material Adverse Effect.

Section 6.4	[Reserved]

Section 6.5	[Reserved]

Section 6.6	[Reserved]

Section 6.7	ERISA Matters

The Borrower shall furnish the Administrative Agent (unless delivered electronically, with sufficient copies for each of the Lenders) promptly and in any event within 30 days after any Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event.

Section 6.8	Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after any Group Member learning of any of the following, written notice of each of the following:

(a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that would result in a Material Adverse Effect;

(b) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not result in a Material Adverse Effect; and

(c) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, would result in a Material Adverse Effect.

Section 6.9	[Reserved]

Section 6.10	Tax Reporting

If the Borrower determines that it intends to treat the Loans and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

Section 6.11	[Reserved]

Section 6.12	Other Information

The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Group Members as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1	Preservation of Corporate Existence, Etc.

Each Loan Party shall preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.4 (Sale of Assets) and Section 8.5 (Fundamental Changes).

Section 7.2	Compliance with Laws, Etc.

Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3	Conduct of Business

Each Group Member shall (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course of business, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with any Group Member, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4	Payment of Taxes, Etc.

Each Group Member shall file all Tax Returns required to be filed by it before such returns are delinquent and will pay all Taxes when due and payable, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of such Group Member in conformity with GAAP.

Section 7.5	Maintenance of Insurance

Each Group Member shall maintain or cause to be maintained insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Group Member operates, and, in any event, all insurance required by any Collateral Documents.

Section 7.6	Access

Each Group Member shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within five Business Days (or such longer period as agreed to by the Administrative Agent) after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of each Group Member, (b) visit the properties of each Group Member, (c) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (d) communicate directly with any certified public accountants (including the Group Member’s Accountants). Each Group Member shall authorize its certified public accountants (including the Group Members’ Accountants) of any Group Member to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of any Group Member.

Section 7.7	Keeping of Books

Each Group Member shall keep proper books of record and account in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of each Group Member.

Section 7.8	Maintenance of Properties, Etc.

Each Group Member shall maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9	[Reserved]

Section 7.10	Additional Collateral and Guarantees

(a) The Borrower shall cause each Subsidiary that Guarantees the Secured Notes and any other newly created or acquired direct or indirect Subsidiary organized in a jurisdiction in the United States that (i) owns or operates a hospital or (ii) has a direct or indirect equity interest in a Subsidiary that owns or operates a hospital, other than, in each of the cases (i) and (ii), any such Subsidiary that is a non-wholly-owned Subsidiary if the Constituent Documents thereof or related joint venture or similar agreements, or applicable law, would (A) prohibit the entering into the Guaranty without the consent of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) or (B) upon the entry into the Guaranty, trigger in favor of the equity holders thereof (other than the Borrower or its wholly owned Subsidiaries) rights in respect of the Capital Stock of such Subsidiary, to execute and deliver to the Administrative Agent a joinder to the Guaranty in form reasonably satisfactory to the Administrative Agent.

(b) The Borrower shall, and shall cause the Guarantors that are Pledgors, to comply with all obligations under the Stock Pledge Agreement (as it relates to the Obligations).

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1	Liens

(a) Neither the Borrower nor any of its Subsidiaries will issue, incur, create, assume or guarantee (collectively, “incur”) any Debt secured by Liens upon property or assets (including the Collateral), unless at the time of and after giving effect to the incurrence of such Debt, the aggregate amount of all such Secured Debt (including the aggregate principal amount of Secured Notes outstanding at such time) shall not exceed the greater of (x) $3.2 billion and (y) the amount which would cause the Secured Debt Ratio to exceed 4.0 to 1.0; provided that, the aggregate amount of all such Debt secured by a Lien senior to the Lien securing the Obligations shall not exceed the greater of (a) $2.6 billion and (b) the amount which would cause the Secured Debt Ratio to exceed 3.0 to 1.0. If any such Secured Debt (other than Permitted Credit Agreement Debt) is secured by property or assets other than the Collateral, the Obligations shall be secured equally and ratably with, or prior to such debt (or, in the case of the Secured Notes, the Existing LC Facility and other Debt secured by Liens ranking pari passu with the Liens securing the Secured Notes, junior to the Liens securing the Secured Notes, the Existing LC Facility and such other Debt), provided further that up to $75.0 million in principal amount of such Secured Debt (“Other Secured Debt”) is not subject to the equal and ratable security requirement set forth in this sentence. To the extent that the Borrower or any of its Subsidiaries incurs any additional Debt permitted under this Section 8.1 (other than Other Secured Debt) that is secured by a Lien on the Collateral, such Liens shall be subject to the Collateral Trust Agreement.

(b) The foregoing provisions of Section 8.1(a) shall not apply to:

(i) Liens securing Permitted Credit Agreement Debt;

(ii) Liens in favor of the Borrower or a Domestic Hospital Subsidiary;

(iii) Liens existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Liens);

(iv) Liens in favor of a government or governmental entity that:

(A) secure Debt that is guaranteed by the government or governmental entity, or

(B) secure Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity;

(v) Liens arising in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954 (or any similar provision of law from time to time in effect); provided, that such Liens (i) are incurred within 90 days (or any longer period, not in excess of one year, as any such provision of law may from time to time permit) after the acquisition of the property or equipment subject to said Lien, (ii) do not extend to any other property or equipment, and (iii) are solely for the purpose of said transfer of tax benefits;

(vi) Liens created in substitution of or as replacements for any Liens permitted by clauses (i) to (v) set forth above; provided that the property encumbered by any substitute or replacement Lien is similar in nature and value to the property encumbered by the Lien that is being replaced, as determined in good faith by a Responsible Officer of the Borrower; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi) inclusive of any Debt secured thereby; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property).

(c) The Borrower shall not permit the aggregate face amount of obligations of the Borrower and its Subsidiaries in respect of letters of credit, bank guarantees, surety bonds and similar instruments that do not constitute Debt (including the Obligations) that are secured by Liens on any assets of the Borrower or any of its Subsidiaries ranking pari passu or senior to the Liens, if any, on such assets securing the Obligations, to exceed $900,000,000 at any time outstanding.

Section 8.2	Sale and Lease-Back Transactions

(a) The Borrower covenants and agrees that neither it nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction with another Person, other than the Borrower or any Guarantor, unless:

(i) the Borrower or such Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction secured by a Lien on the property to be leased in compliance with Section 8.1 (Liens); and

(ii) the Borrower complies with Section 8.4 (Sale of Assets).

(b) Notwithstanding the provisions in Section 8.2(a), the Borrower and any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; provided that the aggregate Attributable Indebtedness in respect of all such Sale and Lease-Back Transactions does not exceed the greater of (x) $650.0 million and (y) 5% of Consolidated Total Assets.

Section 8.3	Limitation on Issuance of Guarantees by Subsidiaries

The Borrower will not permit any of its Subsidiaries to Guarantee any Debt of the Borrower, unless at the time of and after giving effect to the issuance of such Guarantee, the aggregate amount of all such guaranteed Debt (including the aggregate principal amount of Secured Notes outstanding at such time) shall not exceed the greater of (x) $4.2 billion or (y) 5.0 times the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending prior to the date of determination; provided that, unless the Obligations are secured by substantially all the property and assets (other than accounts receivable and cash) of the Guarantors, the aggregate amount of all such Debt guaranteed by Guarantees that are senior to the Guaranty shall not exceed the greater of (a) $2.6 billion and (b) 3.0 times the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending prior to the date of determination. The foregoing restriction will not prohibit the issuance of Guarantees by any of the

Borrower’s Subsidiaries in respect of Permitted Credit Agreement Debt. For purposes of the foregoing restriction, Debt and EBITDA shall be calculated on a pro forma basis consistent with the definition of “Secured Debt Ratio”.

Section 8.4	Sale of Assets

The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Disposition except to the extent permitted under the Indentures and the Borrower shall undertake an asset sale offer with the proceeds of any such Asset Disposition to the extent required under the Indentures.

Section 8.5	Fundamental Changes

No Loan Party shall merge or consolidate with or into any other Person unless (i) except in the case of the Borrower, such merger or consolidation is in connection with a disposition not otherwise prohibited hereby following which such Loan Party shall no longer be a Subsidiary of the Borrower or (ii) the surviving Person is a Loan Party organized under the laws of the United States or any State thereof and, if the surviving Person is not the Loan Party, such surviving Person expressly assumes all obligations of the Loan Party party thereto under the Loan Documents.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1	Events of Default

Each of the following events shall be an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenant), Sections 6.1 (Financial Statements), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.) (solely as it relates to the maintenance of the Borrower’s existence) or 7.10 (Additional Collateral and Guarantees) or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) Any Group Member shall fail to make any payment on any Debt of such Group Member (other than the Obligations) or any guarantee obligation in respect of Debt of any other Person, and, in each case, such failure relates to Debt having an aggregate principal amount of $50,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the agreement governing such Debt, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or (iii) any such Debt shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) Any Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Loan Party (but not instituted by any Loan Party), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, (i) in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $50,000,000, and (ii) in the case of non-monetary judgments, such judgments, in the aggregate, that would result in a Material Adverse Effect, in each case, to the extent not covered by insurance (excluding insurance where the applicable insurer has disputed its obligations to pay thereunder), shall be rendered against one or more of the Borrower and its Subsidiaries and such judgment, order or similar process shall continue unsatisfied and unstayed for a period of 30 days; or

(h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $50,000,000 in the aggregate; or

(i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) the Collateral Documents shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby in an aggregate amount in excess of $5,000,000 or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and second priority Lien, or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control.

Section 9.2	Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate and (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3	[Reserved]

Section 9.4	Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Loans and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1	Authorization and Action

(a) Each Lender hereby appoints Barclays as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent and representative for the Lenders and the other Secured Parties under such Collateral Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.7(c) (Evidence of Debt), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees and may appoint sub-agents hereunder (including for purposes of the Register and for purposes of acting as Secured Debt Representative (as defined in the Collateral Trust Agreement) for the Secured Parties under the Collateral Trust Agreement). No such sub-agent shall be entitled to the same protections as the Administrative Agent hereunder. The Administrative Agent shall have no liability as a result of any action or inaction of any sub-agent, except to the extent the Administrative Agent was grossly negligent in selecting such sub-agent. Each Lender and the Administrative Agent hereby appoint The Bank of New York Mellon Trust Company, N.A. as the Collateral Agent and the Junior Stock Lien Representative under the Collateral Documents and each Lender authorizes the Collateral Agent and the Junior Stock Lien Representative to take such action as collateral agent or junior stock lien representative, as applicable, on its behalf and to exercise such powers under the Collateral Documents as are delegated to the Collateral Agent or the Junior Stock Lien Representative under such Collateral Documents and to exercise such powers as are reasonably incidental thereto.

(d) In the event that Barclays or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Barclays in its capacity as the Administrative Agent for the benefit of any Loan Party under any Loan Document (other than Barclays or an Affiliate of Barclays) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Arranger shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender in its capacity as “Arranger,” and shall have no rights separate from its rights as a Lender.

Section 10.2	Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (b) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Group Member in or in connection with this Agreement or any other Loan Document, (d) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3	Posting of Approved Electronic Communications

(a) Each of the Lenders and each Group Member agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Group Member acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Group Member hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available.” None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d) Each of the Lenders and each Group Member agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4	The Administrative Agent Individually

With respect to its Ratable Portion, Barclays shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Barclays and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Barclays were not acting as the Administrative Agent.

Section 10.5	Lender Credit Decision

Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6	Indemnification

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct as determined by the final nonappealable judgment of a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party. Nothing herein shall limit the Borrower’s indemnification obligations set forth in this Agreement.

Section 10.7	Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8	Concerning the Collateral and the Collateral Documents

(a) Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Group Member, (ii) act as representative for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (iii) manage, supervise and otherwise deal with the Collateral, (iv) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents to secure the Obligations and (v) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held for the benefit of the Lenders against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable; and

(ii) any part of the Collateral sold or disposed of by a Loan Party to a Person that is not a Loan Party if such sale or disposition is permitted by Section 8.4 (Sale of Assets) (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Any Guarantor disposed of to a Person that is not a Loan Party, if such disposition is permitted by this Agreement, shall be automatically released from any of its obligations under the Guaranty, Stock Pledge Agreement or any other Loan Document to which it is a party, unless either immediately before or after giving effect to such release a Default or Event of Default has occurred and is continuing.

Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens, or otherwise evidence the release of obligations, to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9	Withholding Taxes

To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16 (Taxes), each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.9. The agreements in this Section 10.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XI

MISCELLANEOUS

Section 11.1	Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective with respect to this Agreement or the Obligations unless the same shall be in writing and signed by each of the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions to Effectiveness), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions to Effectiveness), subject to the provisions of Section 3.2 (Determinations of Conditions);

(ii) increase or extend the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled date fixed for payment or for the reduction of such Lender’s Commitment);

(iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi) expressly subordinate any of the Obligations or any Liens securing the Obligations except in accordance with the Collateral Trust Agreement and this Agreement;

(vii) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

(x) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or definition of any of the terms “Ratable Portion” or “Requisite Lenders”;

and provided, further, that (1) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder; (2) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; (3) no amendment, waiver or consent shall, unless in writing and signed by the Lenders required above to take such action, affect the rights or duties of such Lender under this Agreement or the other Loan Documents; and (4) the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance or deliver any Note shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2	Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans); provided, however, that (i) if any such assignment shall be of the assigning Commitments, such assignment shall cover the same percentage of such Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $1,000,000 or an integral multiple of $100,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed); provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days of having received notice thereof; and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default specified in Section 9.1(a), (b) or (f) (Events of Default) shall have occurred and be continuing.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) or other central bank having jurisdiction over such Lender and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender (subject to the requirements and limitations of such Sections, it being understood that any documentation required to be provided under Section 2.16(f) shall be provided to such Lender) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(c) (Illegality), 2.15 (Capital Adequacy) or 2.16 (Taxes) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(f) Each Lender may sell participations to one or more Persons (each, a “Participant”) in or to all or a portion of its rights and obligations under the Loan Documents. The terms of such participation shall not, in any event, require the Participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and

2.16 (Taxes) (subject to the requirements and limitations of such Sections, it being understood that any documentation required to be provided under Section 2.16(f) shall be provided to such Lender) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, no Participant shall be entitled to receive any greater payment under Section 2.15 (Capital Adequacy) or 2.16 (Taxes) than such Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place.

Section 11.3	Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Arranger for, all of the Administrative Agent’s or the Arranger’s, as the case may be, reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable documented out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s and Arranger’s counsel, Cahill Gordon & Reindel LLP, one local legal counsel in each relevant jurisdiction, auditors, accountants, appraisers, field examiners, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Group Members in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Group Members, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions Precedent)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same. The foregoing notwithstanding, unless an Event of Default shall have occurred and be continuing, the Borrower shall only be obligated to reimburse the Administrative Agent and Lenders for two audits and/or appraisals in any Fiscal Year.

(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4	Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions Precedent)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of any Group Member involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Group Member, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Group Member, or the owner, lessee or operator of any property of any Group Member by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, the Arranger, any Lender, or the Administrative Agent, the Arranger, any Lender having become the successor in interest to any Group Member and (y) attributable solely to acts of the Administrative Agent, the Arranger, such Lender or any agent on behalf of the Administrative Agent, the Arranger or such Lender.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger, the Lender for, and hold the Administrative Agent, the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Arranger, the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5	Limitation of Liability

(a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6	Right of Set-off

Upon the occurrence and during the continuance of any Event of Default and so long as the Requisite Lenders have requested that the Administrative Agent declare the Obligations to be immediately due and payable pursuant to Section 9.2 (Remedies), or the Obligations have become immediately due and payable without notice pursuant to Section 9.2 (Remedies), then each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of any Group Member against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7	Sharing of Payments, Etc.

(a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Stock Pledge Agreement) of Collateral (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8	Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower:

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Attention: Chief Financial Officer

Telecopy no: (469) 893-3246

E-Mail Address: Dan.Cancelmi@tenethealth.com

Attention: Treasurer

Telecopy no: (469) 893-3133

E-Mail Address: Tyler.Murphy@tenethealth.com

Attention: Assistant General Counsel

Telephone no: (469) 893-6733

E-Mail Address: Paul.Castanon@tenethealth.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Aaron F. Adams

Telephone no: (212) 351-2494

E-Mail Address: afadams@gibsondunn.com

(ii) if to any Lender, at its Applicable Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance; and

(iii) if to the Administrative Agent:

BARCLAYS BANK PLC

745 Seventh Avenue

New York, New York 10019

Attn: Mathew Cybul

Telephone: (212) 526-5851

Telefax: (212) 526-5115

E-mail: mathew.cybul@barclays.com / ltmny@barclays.com

With a copy to:

BARCLAYS BANK PLC

1301 Sixth Avenue

New York, New York 10019

Attn: Edward Pan

Telephone: (212) 320-0152

Telefax: (917) 522-0569

E-mail: xraUSLoanOps5@barclays.com / Edward.pan@barclayscapital.com or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Commitments and Credit Extensions) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at the electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower from time to time. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 11.9	No Waiver; Remedies

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10	Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12	Submission to Jurisdiction; Service of Process

(a) The Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding will be brought in such courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.8 (Notices, Etc.) or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13	Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14	Marshaling; Payments Set Aside

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15	Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17	Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18	Confidentiality

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 11.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.18, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, however, that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.19	Patriot Act Notice

Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, including the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 11.20	No Lender Parties Implied Duties

The Administrative Agent, the Arranger, each Lender and each of their respective Affiliates (for the purpose of this Section 11.20 each a “Lender Party” and, collectively the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in this Agreement or any of the other Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TENET HEALTHCARE CORPORATION,
as Borrower

By:	/s/ Tyler Murphy
	Name:	Tyler C. Murphy
	Title:	Vice President and Treasurer

[Signature Page to Interim Loan Agreement]

BARCLAYS BANK PLC,
as Administrative Agent and Lender

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

[Signature Page to Interim Loan Agreement]